As filed with the Securities and Exchange Commission on August 20, 2018

Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

NICE LTD.
(Exact Name of Registrant as Specified in Its Charter)

ISRAEL	N/A
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

13 Zarchin Street
P.O. Box 690
 Ra’anana, 4310602
Israel
 (Address of Principal Executive Offices) (Zip Code)

MATTERSIGHT CORPORATION 1999 STOCK INCENTIVE PLAN
(Full Title of the Plan)

NICE-Systems Inc.
 221 River Street, 10th-11th Floors
Hoboken, New Jersey 07030 USA
United States
 (Name and Address of Agent for Service)

(201) 549-1762
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam M. Klein, Adv.
Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv 6789141 Israel
 +972-3-608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 1.00 per share (1)	13,242	(3)	$0.27	(4)	$3,575	$1.00
TOTAL:	13,242		$0.27		$3,575	$1.00

(1)
American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of Ordinary Shares, par value NIS 1.00 per share, of NICE Ltd. (the “Company”) are registered on a separate registration statement.  Each ADS represents one Ordinary Share.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Mattersight Corporation 1999 Stock Incentive Plan (the “1999 Plan”).

(3)
Represents Restricted Share Awards (“RSAs”) outstanding under the 1999 Plan and assumed by the Registrant pursuant to the Agreement pursuant to an Agreement and Plan of Merger dated as of April 25, 2018 (the “Agreement”), by and among the Company (solely for purposes of Section 8.16 of the Agreement), NICE Systems, Inc. (a wholly owned subsidiary of the Company) and NICE Acquisition Sub, Inc. (a wholly-owned indirect subsidiary of the Company) and Mattersight Corporation (“Mattersight”).

(4)
Computed in accordance with Rule 457(h) promulgated under the Securities Act. Such computation is based on the exercise price of NIS 1.00 per share, which represents the par value of the Ordinary Shares, which according to the representative rate of exchange published by the Bank of Israel on August 17, 2018, is approximately $0.27 per share.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by NICE Ltd. (the “Registrant”) and relates to 13,242 ordinary shares, par value NIS 1.00 per share (the “Ordinary Shares”), issuable to participants in the 1999 Plan. Pursuant to the Agreement, certain RSAs originally granted under the 1999 Plan to officers and employees of Mattersight and its subsidiaries will be assumed and replaced with an appropriate number of RSAs of the Registrant following the closing of the transactions contemplated by the Agreement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

(i)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed with the Commission on March 30, 2018;
(ii)	our report on Form 6-K filed with the Commission on April 3, 2018;
(iii)	our Schedule TO-C filed with the Commission on April 26, 2018;
(iv)	the GAAP financial information contained in Exhibit 99.1 to our report on Form 6-K filed with the Commission on May 10, 2018;
(v)	our Schedule TO-T filed with the Commission on May 10, 2018;
(vi)	our report on Form 6-K filed with the Commission on May 14, 2018;
(vii)	our Schedule TO-T/A filed with the Commission on May 21, 2018;
(viii)	our Schedule TO-T/A filed with the Commission on May 25, 2018;
(ix)	our Schedule TO-T/A filed with the Commission on June 8, 2018;
(x)	our Schedule TO-T/A filed with the Commission on June 22, 2018;
(xi)	our Schedule TO-T/A filed with the Commission on July 9, 2018;
(xii)	our Schedule TO-T/A filed with the Commission on August 6, 2018;
(xiii)	the GAAP financial information contained in Exhibit 99.1 to our report on Form 6-K filed with the Commission on August 9, 2018;
(xiv)	our Schedule TO-T/A filed with the Commission on August 14, 2018;
(xv)	our Schedule TO-T/A filed with the Commission on August 20, 2018; and
(xvi)
The descriptions of our ADSs, ADRs and our Ordinary Shares contained in our Registration Statement on Form F-3 filed with the Commission on September 18, 2007 and including any subsequent amendment or report filed for the purpose of updating such description.

In addition, any future filings made by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any future reports on Form 6-K submitted by us to the Commission during such period (or portions thereof) that are identified in such forms as being incorporated into this Registration Statement, shall be considered to be incorporated in this Registration Statement by reference, shall be considered a part of this Registration Statement from the date of filing or submission of such documents and shall update and supersede the information in this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exemption of Office Holders

Under the Companies Law, an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so.  Our articles of association do not allow us to do so.

Office Holder Insurance

Our articles of association provide that, subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, we may enter into an agreement to insure an office holder for any responsibility or liability that may be imposed on such office holder in connection with an act performed by such office holder in such office holder's capacity as an office holder of us  with respect to each of the following:

•	a violation of his duty of care to us or to another person,

•	a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice our interests,

•	a financial obligation imposed upon him for the benefit of another person,

•
a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 5728-1968, as amended (the "Securities Law") and Litigation Expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, and

•	any other event, occurrence or circumstance in respect of which we may lawfully insure an office holder.

Indemnification of Office Holders

Our articles of association provide that, subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law we may indemnify an office holder with respect to any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities and expenses, provided that such liabilities or expenses were imposed upon or incurred by such office holder in such office holder's capacity as an office holder of us:

•
a monetary liability imposed on or incurred by an office holder pursuant to a judgment in favor of another person, including a judgment imposed on such office holder in a settlement or in an arbitration decision that was approved by a court of law;

•
reasonable Litigation Expenses, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent (mens rea) or in connection with a financial sanction;

“conclusion of a proceeding without filing an indictment” in a matter in which a criminal investigation has been instigated and “financial liability in lieu of a criminal proceeding,” shall have the meaning as ascribed under the Companies Law. The term “Litigation Expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by an office holder in connection with investigating, defending, being a witness or participating in (including on appeal), or preparing to defend, be a witness or participate in any claim or proceeding relating to any matter for which indemnification may be provided;

•
reasonable Litigation Expenses, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company, on its behalf or by another person, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent (mens rea);

•
a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and Litigation Expenses that the office holder incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law; and

•	any other event, occurrence or circumstance in respect of which we may lawfully indemnify an office holder.

The foregoing indemnification may be procured by us (a) retroactively and (b) as a commitment in advance to indemnify an office holder, provided that, in respect of bullet #1 above, such commitment shall be limited to (A) such events that in the opinion of the Board of Directors are foreseeable in light of our actual operations at the time the undertaking to indemnify is provided, and (B) to the amounts or criterion that the Board of Directors deems reasonable under the circumstances, and further provided that such events and amounts or criterion are set forth in the undertaking to indemnify, and which shall in no event exceed, in the aggregate, the greater of: (i) twenty five percent (25%) of our shareholder’s equity at the time of the indemnification, or (ii) twenty five percent (25%) of our shareholder’s equity at the end of fiscal year of 2010.

We have undertaken to indemnify our directors and officers pursuant to applicable law. We have obtained directors' and officers' liability insurance for the benefit of our directors and officers.

Limitations on Exemption, Insurance and Indemnification

The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly (other than if solely done in negligence);

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	a fine, civil fine or ransom levied on an Office Holder, or a financial sanction imposed upon an Office Holder under Israeli Law.

Required Approvals

In addition, under the Companies Law, any exemption of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders.  We have obtained such approvals for the procurement of liability insurance covering our officers and directors and for the grant of indemnification letters to our officers and directors.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.  EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1
Amended and Restated Memorandum of Association of NICE Ltd., as amended through May 17, 2016 (previously filed as Exhibit 4.2 to, and incorporated by reference from, NICE’s Registration Statement on Form S-8 (Registration No. 333-214584) filed with the Commission on November 14, 2016).

4.2
Amended and Restated Articles of Association of NICE Ltd., as amended through May 17, 2016 (previously filed as Exhibit 4.1 to, and incorporated by reference from, NICE’s Registration Statement on Form S-8 (Registration No. 333-214584) filed with the Commission on November 14, 2016).

4.3
Form of Share Certificate (previously filed as Exhibit 4.1 to, and incorporated by reference from, NICE’s Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995).

4.4	Mattersight Corporation 1999 Stock Incentive Plan.

5.1	Opinion of Goldfarb Seligman & Co.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration information is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ra’anana, State of Israel, on the 20 day of August, 2018.

NICE LTD.

By:	/s/ Barak Eilam	/s/ Beth Gaspich
	Barak Eilam	Beth Gaspich
	Chief Financial Officer	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these present, that each individual whose signature appears below constitutes and appoints Barak Eilam, Beth Gaspich, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her place and stead, in any and all capacities, to sign any all amendments (including post-effective amendments) to this Registration Statement and to file the same will all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates identified:

Signature	Title	Date
/s/ David Kostman David Kostman	Chairman of the Board of Directors	August 20, 2018
/s/ Barak Eilam Barak Eilam	Chief Executive Officer (Principal Executive Officer)	August 20, 2018
/s/ Beth Gaspich Beth Gaspich	Chief Financial Officer (Principal Financial Officer)	August 20, 2018
/s/ Rimon Ben-Shaoul Rimon Ben-Shaoul	Director	August 20, 2018
/s/ Dan Falk Dan Falk	Director	August 20, 2018
/s/ Yocheved Dvir Yocheved Dvir	Director	August 20, 2018
/s/ Yehoshua Ehrlich Yehoshua (Shuki) Ehrlich	Director	August 20, 2018
/s/ Leo Apotheker Leo Apotheker	Director	August 20, 2018
/s/ Joe Cowan Joe Cowan	Director	August 20, 2018
/s/ Zehava Simon Zehava Simon	Director	August 20, 2018

Authorized Representative in the United States: NICE SYSTEMS INC.

By:	/s/ Jeff Levenberg Name: Jeff Levenberg Title: Corporate Secretary	August 20, 2018

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1
Amended and Restated Memorandum of Association of NICE Ltd., as amended through May 17, 2016 (previously filed as Exhibit 4.2 to, and incorporated by reference from, NICE’s Registration Statement on Form S-8 (Registration No. 333-214584) filed with the Commission on November 14, 2016).

4.2
Amended and Restated Articles of Association of NICE Ltd., as amended through May 17, 2016 (previously filed as Exhibit 4.1 to, and incorporated by reference from, NICE’s Registration Statement on Form S-8 (Registration No. 333-214584) filed with the Commission on November 14, 2016).

4.3
Form of Share Certificate (previously filed as Exhibit 4.1 to, and incorporated by reference from, NICE’s Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995).

4.4	Mattersight Corporation 1999 Stock Incentive Plan.

5.1	Opinion of Goldfarb Seligman & Co.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page of this Registration Statement).